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                                                                    EXHIBIT 16.2

                           PETROCHINA COMPANY LIMITED

                          CODE OF ETHICS FOR EMPLOYEES

      PetroChina Company Limited (hereinafter referred to as "the Company") develops the Code in accordance with Chinese Law, the supervisory requirements of the places where the Company is listed and the Articles of Association of the Company, in order to standardize the professional conducts and moral characters of the employees of the Company and to protect the Company's interests.

      I. The Code is applicable to all staff of each department of Header quarters, special branches, regional branches and wholly-owned subsidiaries of the Company. The Company's holding subsidiaries shall refer to and follow the Code.

      II. Ethical professional conducts that all employees of the Company must comply with:

            (i) Follow the corporate philosophy and guideline, and fulfill the core operation and management concept of the Company. Employees the Company shall carry on the corporate philosophy of "be patriotic, progressive, realistic and dedicatory", fulfill the core operation and management concept of "be faithful, innovative, productive, harmonious and safe", and comply with the corporate guideline of "Harmonizing Energy and the Environment". They shall be passional for and loyal to their positions, with skillful and professional competence, take their own job responsibilities consciously, stress on working efficiency, and protect the Company's legal interests.

            (ii) Not participate in the activities that may create conflicts of interests with the Company, which include:

                  1. Employees shall not have any opportunity within the Company's business activities privately, and not use the corporate property, information or status for personal benefits.

                  2. Employees are not allowed to be employed as any title by and in any company or entity that is a competitor of the Company or has or may have conflict of interest with the Company, and not undertake the conducts in competition with the Company.

                  3. Employees shall not accept any valuable gratuity that may affect their decision-making and disturb their independent judgment, or allow their relatives or any third party to accept this kind of gratuity. Employees may exchange formal non-cash gifts in commercial activities, but shall not affect, unduly, the business communications. It is prohibited to pay or commit to

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                  pay, or offer, give or commit to give any other valuable goods to, any government official for business purpose, in any way. Employees shall comply with the purchase policies of the Company when purchasing things on behalf of the Company, and are not allowed to bribe or receive any return commission or other seductions in business activities.

                  4. Employees must comply with the relevant provisions of the Company on protecting the business secrets. Employees shall not reveal or use without authorization any confidential information related to the Company.

                  5. Employees and their relatives shall not acquire the Company's property and accept the loans or loan guarantee provided by the Company in breach of the provisions under the Articles of Association.

            (iii) Employees shall be loyal to the Company, be honest and trustworthy. Any cheating and falsification behavior is discouraged for any purpose.

            (iv) Employees shall inherit and carry forward the excellent professional and ethical styles of PetroChina, and maintain the good traditions of frank words, deeds and personality, and of strict requirement, rigorous organization, prudent attitude and impartial discipline.

            (v) Employees shall comply with all laws and regulations in local areas where the Company conducts business, and follow relevant supervisory rules in places where the Company lists its shares.

            (vi) Employees shall treat the clients and suppliers in manner of fair, and employees with authority of management and leadership shall treat all their staff in manner of fair and righteous. Employees shall not undermine the Company's reputation as fair and probity when fulfilling their responsibilities and in external contacts.

            (vii) Employees shall keep all business records of the Company correct and clear in strict compliance with relevant rules and regulations in business operations. Any embezzlement, falsification or other bad conducts are absolutely prohibited in business.

            (viii) Employees shall build the business consciousness of protecting the Company's assets and guarantee the Company's assets to be used for legal business purposes, protect the Company's assets by law and ensure its effective utilization.

            (ix) Employees are entitled and obligated to notify the Supervisory Department of the Company of any breach behavior of him/her and any other people to national laws, internal management regulations of the Company and this Code,

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            for whom the Company will keep secret, and anyone shall not take revenge upon him/her.

      III. Employees shall follow the Code. Any employee in violation of the Code shall be punished by the Supervisory Department and the HR Department of the Company as per relevant stipulations until his/her employment is relieved, except that the case is handled pursuant to national laws and supervisory rules in listing places.

      IV. With the authority of the management of the Company, the Supervisory Department is responsible for supervise the employees on their compliance with the Code. The Enterprise Culture Department of the Company is responsible for the execution and interpretation of the Code.

      V. The Code shall be effective from the issuing date of the Code.